Exhibit 99.1

Contact:

Bill Slater

Chief Financial Officer

(408) 428-7801

bslater@symmetricom.com

Symmetricom Reports Second Quarter 2008 Financial Results

SAN JOSE, Calif. --- Jan. 31, 2008 --- Symmetricom, Inc. (NASDAQ:SYMM), a worldwide leader in precise time and frequency technologies that accelerate the deployment and enable the management of next generation networks, today reported financial results for its second quarter ended Dec. 30, 2007.

Fiscal second quarter revenue was $48.8 million, a 5.6 percent decrease from $51.8 million in the same period in the prior year. For the six-month period ended Dec. 30, 2007, revenue was $99.6 million, a 0.6 percent increase over the same prior year period revenue of $99.0 million.

Net earnings from continuing operations in the second quarter were $0.1 million, or $0.00 per share on a fully diluted basis, compared with $2.5 million, or $0.05 per share on a fully diluted basis, in the same prior year period.  For the six-month period ended Dec. 30, 2007, the net loss from continuing operations was $0.2 million, or $0.00 per share on a fully diluted basis, compared with net earnings of $5.8 million, or $0.12 per share on a fully diluted basis, in the same period of the prior year.

Non-GAAP net earnings in the second quarter were $1.8 million, or $0.04 per share on a fully diluted basis, compared with $4.7 million, or $0.10 per share on a fully diluted basis, in the same prior year period. For the six-month period ended Dec. 30, 2007, non-GAAP net earnings were $3.6 million, or $0.08 per share on a fully diluted basis, compared with $9.3 million or $0.20 per share for the prior year period. Non-GAAP net earnings exclude certain items related to non-cash compensation, amortization of acquired intangibles, integration and restructuring charges, discontinued operations, and unusual and non-recurring items.

Telecom Solutions Division revenue in the quarter was $30.2 million, a decrease of $2.6 million, or 7.9 percent, compared with revenue of $32.8 million in the same period in the prior year.  Revenue for the six-month period ended Dec. 30, 2007, was $60.5 million, a decrease of $4.4 million, or 6.7 percent, over the prior year revenue of $64.9 million.

Timing, Test & Measurement Division revenue in the quarter was $18.3 million, a decrease of $0.6 million, or 3.3 percent, compared with revenue of $19.0 million in the same period in the prior year.  Revenue for the six-month period ended Dec. 30, 2007, was $38.6 million, an increase of $4.5 million or 13.1 percent over the prior year revenue of $34.1 million.

Quality of Experience Assurance Division revenue was $0.3 million for the second fiscal quarter and $0.5 million for the six-month period ended Dec. 30, 2007.

“We finished the first half of the year on track with our expectations of weaker first half revenue,” said Thomas Steipp, president and CEO of Symmetricom. “We remain optimistic that increased purchasing levels by our largest customers will resume in the second half once telecom cap ex budgets are finalized. In our emerging cable business, we gained significant traction, with bookings for our DOCSIS Timing product topping one million dollars in the quarter.

“We are very pleased with the progress made in our Quality of Experience Assurance business,” said Steipp. “In the quarter, we entered into two new trials of V-Factor® with international service providers and received an order for initial deployment of our solution in Western Europe. We also successfully completed an important proof-of-concept with IPTV set top box manufacturer Sagem, which has agreed to trial our software in its set top boxes. Additionally, interest in measuring perceptual video quality is generating opportunities outside of our strategic account focus, as demonstrated by an order valued at approximately one million dollars for initial deployment of V-Factor in Eastern Europe.”

“Our strategic efforts to improve efficiencies in order to reduce manufacturing and R&D costs in future years are moving ahead,” said Bill Slater, CFO of Symmetricom. “We opened our new R&D facility in Beijing and have selected Sanmina as our contract manufacturing partner, which we believe will lower manufacturing costs and allow us to take advantage of best-in-class production processes. As we outsource additional manufacturing during fiscal 2008, we anticipate taking a charge of approximately two cents per share for a reduction in force at our Puerto Rico plant.  We have also added safety stock to our inventory to minimize any disruption to our customers.  Additionally, this quarter we repurchased approximately 1,000,000 shares of stock for $4.3 million bringing the fiscal year-to date repurchase to approximately 1,944,000 shares for $9.1 million,” continued Slater.

Investor Conference Call

As previously announced, management will hold a conference call to discuss these results today, Jan. 31, at 1:30 p.m. Pacific time. Those wishing to join should dial 1-517-308-9318 and reference the passcode “Symmetricom.” A live webcast of the conference call will also be available via the company’s website at www.symmetricom.com.  A replay of the call will be available until Feb. 8 at 11:59 p.m. Pacific Time. To access the replay, please dial 1-203-369-0164.

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next-Generation-Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

Non-GAAP Information

Certain non-GAAP financial information is included in this press release. In the Reconciliation of GAAP to Non-GAAP Results, Symmetricom excludes certain items related to non-cash compensation, amortization of acquired intangibles, impairment of goodwill and other intangibles, integration and restructuring charges and unusual and non-recurring items. Symmetricom believes that excluding such items provides investors and management with a representation of the company’s core operating performance and with information useful in assessing our prospects for the future and underlying trends in Symmetricom’s operating performance.  Management uses such non-GAAP information to evaluate financial results and to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for data prepared in accordance with GAAP.  A reconciliation of the non-GAAP results to the GAAP results is provided in the financial schedules portion of this press release.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning our expectation of increased purchase levels from our customers in the fiscal second half, progress for our new QOE Assurance Division business, progress made in developing product for the cable industry, expectations of lower raw material costs from outsourcing some manufacturing, as well as the information regarding the usefulness of the non-GAAP financial information. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products, cable products or test and measurement products, our customers’ ability and need to upgrade existing equipment, our ability to attract cable service providers as new customers for our products, our ability to successfully move some manufacturing to a third party provider, our ability to successfully move some R&D work to lower cost areas, our ability to develop, market and sell products into the QOE area for the emerging IPTV market, our ability to negotiate contracts with our customers, our ability to maintain gross margins, timing of orders, cancellation or delay of customer orders, loss of customers, difficulties in manufacturing products to specification or customer volume requirements, challenges in integrating acquired businesses, customer acceptance of new products, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended July1, 2007 Form 10-Q for the quarter ended September 30, 2007, and subsequent current reports on Form 8-K.

Note: Financial schedules attached.

SYMMETRICOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net revenue	$48,843	$51,762	$99,578	$99,022
Cost of products and services	26,157	29,195	54,184	53,679
Amortization of purchased technology	861	835	1,666	1,575
Integration and restructuring charges	164	78	167	78
Gross profit	21,661	21,654	43,561	43,690
Gross margin	44.3%	41.8%	43.7%	44.1%
Operating expenses:
Research and development	6,587	4,941	13,873	9,715
Selling, general and administrative	15,531	13,914	31,047	27,242
Acquired in-process research and development	—	518	—	518
Amortization of intangible assets	233	143	493	260
Integration and restructuring charges	7	—	300	—
Operating income (loss)	(697)	2,138	(2,152)	5,955
Gain on sale of asset	700	—	700	—
Loss, other than temporary, on short-term investments	(620)	—	(620)	—
Interest income	2,147	2,396	4,357	4,763
Interest expense	(1,185)	(1,214)	(2,380)	(2,434)
Earnings (loss) before income taxes	345	3,320	(95)	8,284
Income tax provision	204	858	75	2,500
Net earnings (loss) from continuing operations	141	2,462	(170)	5,784
Gain from discontinued operations, net of tax	15	260	83	734
Net earnings (loss)	$156	$2,722	$(87)	$6,518

Earnings (loss) per share - basic:
Earnings (loss) from continuing operations	$—	$0.05	$—	$0.13
Gain from discontinued operations	—	0.01	—	0.01
Net earnings (loss)	$—	$0.06	$—	$0.14
Weighted average shares outstanding - basic	44,532	45,552	45,013	45,546

Earnings (loss) per share - diluted:
Earnings (loss) from continuing operations	$—	$0.05	$—	$0.12
Gain from discontinued operations	—	0.01	—	0.02
Net earnings (loss)	$—	$0.06	$—	$0.14
Weighted average shares outstanding - diluted	44,919	46,503	45,013	46,374

SYMMETRICOM, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Reconciliation from GAAP to Non-GAAP
GAAP net earnings (loss) from continuing operations	$141	$2,462	$(170)	$5,784

Equity-based compensation expense:
Cost of products and services	183	298	453	463
Research and development	385	189	923	286
Selling, general and administrative	460	924	1,240	1,798
Total equity-based compensation expense	1,028	1,411	2,616	2,547
Amortization of intangible assets:
Cost of products and services	861	835	1,666	1,575
Operating expenses	233	143	493	260
Total amortization of intangible assets:	1,094	978	2,159	1,835

Integration and restructuring charges	171	78	467	78
Acquired in-process research and development		518		518
Gain on sale of asset	(700)		(700)
Loss, other than temporary, on short-term investments	620		620
Income tax effect of Non-GAAP adjustments	(538)	(771)	(1,394)	(1,502)
Non-GAAP net earnings from continuing operations	$1,816	$4,676	$3,598	$9,260

Earnings from continuing operations per share-diluted:
GAAP earnings (loss) from continuing operations	$—	$0.05	$—	$0.13
Non-GAAP earnings from continuing operations	$0.04	$0.10	$0.08	$0.20
Shares used in diluted shares calcuation	44,919	46,503	45,526	46,374

SYMMETRICOM, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Reconciliation from GAAP to Non-GAAP Gross Margin:
GAAP Revenue	$48,843	$51,762	$99,578	$99,022
GAAP Gross profit	21,661	21,654	43,561	43,690
GAAP Gross margin	44.3%	41.8%	43.7%	44.1%

Add Non-GAAP Items:
Equity-based compensation expense:	183	298	453	463
Amortization of intangible assets	861	835	1,666	1,575
Integration and restructuring charges	164	78	167	78

Non-GAAP Gross profit	$22,869	$22,865	$45,847	$45,806
Non-GAAP Gross margin	46.8%	44.2%	46.0%	46.3%
Reconciliation from GAAP to Non-GAAP Operating Expense:
GAAP Revenue	$48,843	$51,762	$99,578	$99,022
GAAP Operating expenses	22,358	19,516	45,713	37,735
Operating expenses % to revenue	45.8%	37.7%	45.9%	38.1%

Add Non-GAAP Items:
Equity-based compensation expense:	845	1,113	2,163	2,084
Amortization of intangible assets	233	143	493	260
Acquired in-process research and development		518		518
Integration and restructuring charges	7	—	300	—

Non-GAAP operating expenses	$21,273	$17,742	$42,757	$34,873
Non-GAAP operating expenses % to revenue	43.6%	34.3%	42.9%	35.2%

SYMMETRICOM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 30,	July 1,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$69,695	$37,587
Short-term investments	92,409	138,559
Accounts receivable, net	32,920	37,368
Inventories, net	44,477	38,957
Note receivable from employee	500	500
Prepaids and other current assets	14,453	11,094
Total current assets	254,454	264,065
Property, plant and equipment, net	25,389	26,626
Goodwill, net	54,657	54,706
Other intangible assets, net	17,096	17,730
Deferred taxes and other assets	40,601	46,152
Total assets	$392,197	$409,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,805	$13,197
Accrued compensation	13,616	13,936
Accrued warranty	3,629	3,374
Other accrued liabilities	11,128	15,161
Current maturities of long-term obligations	4,057	1,547
Total current liabilities	39,235	47,215
Long-term liabilities	123,397	125,550
Deferred income taxes	784	334
Total liabilities	163,416	173,099
Stockholders’ equity:
Common stock	180,328	187,070
Accumulated other comprehensive income	230	403
Retained earnings	48,223	48,707
Total stockholders’ equity	228,781	236,180
Total liabilities and stockholders’ equity	$392,197	$409,279